Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of United States Cellular Corporation:

(1)  Registration Statement (Form S-3 No. 333-209673),

(2)  Registration Statement (Form S-4 No. 33-41826),

(3)  Registration Statement (Form S-8 No. 333-42366),

(4)  Registration Statement (Form S-8 No. 333-105675),

(5)  Registration Statement (Form S-8 No. 333-161119),

(6)  Registration Statement (Form S-8 No.  333-188966),

(7)  Registration Statement (Form S-8 No. 333-190331); and

(8)  Registration Statement (Form S-8 No. 333-211485);

of our report dated February 22, 2017, with respect to the consolidated financial statements of Los Angeles SMSA Limited Partnership and Subsidiary included in this Annual Report (Form 10-K) of United States Cellular Corporation for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Certified Public Accountants

Orlando, Florida

February 24, 2017